Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Record Quarterly Results and
Announces Unit Repurchase Program

November 5, 2018

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Partnership") today announces its financial and operating results for the third quarter of 2018 as well as notable recent events.

Highlights

•	Reported total quarterly production of 48.3 Mboe/d in the third quarter of 2018, an increase of 8% over the second quarter of 2018.

•	Reported oil and gas revenues of $145.8 million, lease bonus and other income of $12.4 million, and net income of $60.8 million for the quarter.

•	Generated Adjusted EBITDA of $114.2 million, a 14% increase from the amount reported for the second quarter of 2018 and a 47% increase over the amount reported for the comparable period in 2017.

•	Previously announced distributions to common and subordinated units attributable to the third quarter of 2018 of $0.37 per unit or $1.48 annualized, a 10% increase over the prior quarter.

•	Reported distributable cash flow of $100.8 million, resulting in distribution coverage for all units of 1.3x at the increased distribution level.

•	Approved a $75 million common unit repurchase program.

•	Acquired $73.5 million in mineral and royalty assets for cash and equity during the third quarter.

•	Effective October 31, 2018, secured a $75 million increase in the credit facility borrowing base to a total of $675 million.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman, commented, "Black Stone had a very strong third quarter. We set a new record for quarterly production, driven by robust drilling activity across our portfolio and meaningful contributions from our recent acquisitions. In total, our royalty production volumes are up more than 50% from the third quarter of last year. On the strength of these results, we announced last week that we are increasing the distribution to common and subordinated unitholders by nearly 10% to an annualized rate of $1.48 per unit while maintaining distribution coverage of 1.3 times. We're clearly executing very well as a company, yet the solid operational performance we've achieved this year has not been reflected in our unit price. Accordingly, the Board has authorized a common unit repurchase program that will allow us to take advantage of the dislocation in value that we believe exists in our common units. We continue to believe that Black Stone represents a tremendous opportunity for long-term investors who want exposure to diverse, actively managed mineral and royalty assets."

Quarterly Financial and Operating Results

Production

Black Stone reported average production of 48.3 MBoe/d (68% mineral and royalty, 72% natural gas) for the third quarter of 2018. This represents an increase of 8% from the second quarter of 2018 and is a 31% increase over average production of 37.0 MBoe/d for the corresponding period in 2017. Oil production for the period grew 5% from levels reported in the second quarter of 2018, while natural gas production increased by 9% from the second quarter of 2018.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $32.81 for the quarter ended September 30, 2018. This represents a 2% increase from the preceding quarter and is 29% higher than the $25.36 per Boe reported for the quarter ended September 30, 2017.

Black Stone reported oil and gas revenues of $145.8 million (57% oil and condensate) for the third quarter of 2018, an increase of 11% from $131.1 million in the second quarter of 2018. This increase in oil and gas revenue was driven primarily by an increase in reported production volumes. Oil and gas revenue in the third quarter of quarter of 2017 was $86.4 million.

The Partnership recognized a loss on commodity derivative instruments of $18.5 million in the third quarter of 2018, composed of $9.8 million in payments to counterparties for settlements and an $8.7 million unrealized loss that reflects the change in value of the Partnership’s derivative positions during the quarter. Black Stone reported losses on commodity derivative instruments of $33.3 million and $9.3 million, respectively, for the quarters ended June 30, 2018 and September 30, 2017.

Black Stone recognized $12.4 million in lease bonus and other income in the third quarter of 2018, led by leasing activity focused on the Austin Chalk, with additional leases granted in the Marmaton/Cleveland play in the Mid-Continent and the Louisiana portion of the Haynesville/Bossier trend. The Partnership reported $11.6 million and $12.0 million in lease bonus and other income for the second quarter of 2018 and third quarter of 2017, respectively.

The Partnership reported net income of $60.8 million, which includes the non-cash derivative loss described above, for the quarter ended September 30, 2018, compared to net income of $28.7 million in the preceding quarter. Net income for the third quarter of 2017 was $22.0 million.

Adjusted EBITDA and Distributable Cash Flow

Black Stone reported new quarterly records as a public company for both Adjusted EBITDA and distributable cash flow in the third quarter of 2018. Adjusted EBITDA was $114.2 million for the third quarter of 2018, compared to $100.3 million in the second quarter of 2018 and $77.7 million for the corresponding quarter in 2017. Distributable cash flow for the third quarter of 2018 was $100.8 million, a 16% increase from the $87.2 million in the second quarter of 2018 and an increase of 46% from the $69.1 million reported in the third quarter of 2017. The Partnership expects to distribute approximately $76 million to common and subordinated unitholders with respect to the third quarter with the balance retained for the continued growth of the business.

Financial Position

As of September 30, 2018, the Partnership had $4.4 million in cash and $402.0 million outstanding under its credit facility.

Subsequent to quarter-end, Black Stone's borrowing base was increased by $75 million to $675 million as part of its regularly scheduled borrowing base redetermination. Additionally, the Partnership's bank group approved a twenty-five basis point reduction in the interest rate pricing grid associated with Black Stone's credit facility.

As of November 2, 2018, the Partnership had $377.0 million outstanding under the credit facility and $7.6 million in cash, providing over $305 million in available liquidity. Black Stone Minerals is in compliance with all financial covenants associated with its credit facility.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for the remainder of 2018 as well as 2019 and 2020.

For the balance of 2018, approximately 71% of expected oil volumes are hedged at prices averaging $55.18 per barrel and approximately 72% of expected gas volumes are hedged at prices averaging $3.01 per Mcf through the use of swaps and costless collars. The Partnership's current hedge position for the remainder of 2018, 2019 and 2020 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price	Oil Costless Collars	Collar Floor	Collar Ceiling
	MBbl	$/Bbl	MBbl	$/Bbl	$/Bbl
4Q18	854	$55.18
1Q19	645	$58.66	60	$65.00	$74.00
2Q19	645	$58.66	60	$65.00	$74.00
3Q19	645	$58.20	60	$65.00	$74.00
4Q19	645	$58.20	60	$65.00	$74.00
1Q20			210	$55.00	$70.85
2Q20			210	$55.00	$70.85
3Q20			210	$55.00	$70.85
4Q20			210	$55.00	$70.85

Gas Hedge Position
	Gas Swap	Gas Swap
	MMcf	$/MMcf
4Q18	13,630	$3.01
1Q19	9,000	$2.86
2Q19	9,060	$2.86
3Q19	9,120	$2.86
4Q19	9,120	$2.86

More detailed information about the Partnership's existing hedging program can be found in the Quarterly Report on Form 10-Q for the third quarter of 2018, which is expected to be filed on November 6, 2018.

Acquisitions

Black Stone acquired $73.5 million of properties in the third quarter of 2018, of which $22.5 million was acquired through the issuance of Black Stone Minerals common units directly to sellers. Approximately 60% of the acquisitions made during the quarter related to interests in the Permian Basin, with continued consolidation of positions in East Texas making up the next largest component of the acquisition program. During the quarter, the Partnership also acquired $10.8 million of assets that complement the purchase of mineral and royalty properties acquired from Noble Energy in late 2017.

Year to date, Black Stone has closed on the acquisition of approximately $132 million of mineral and royalty assets.

Development Capital Expenditures

The Partnership invested $8.4 million in development capital during the third quarter of 2018, net of $37.6 million in reimbursements from farmout partners. As a result of the previously disclosed farmouts, substantially all capital expenditures made by Black Stone to drill and complete Haynesville/Bossier wells in the Shelby Trough area of East Texas will be reimbursed by those partners. The majority of net development capital for the quarter relates to the drilling of the PepperJack B#1 well.

Through the first nine months of 2018, the Partnership invested a total of $41.1 million in net development capital expenditures. Black Stone spent $29.2 million in the first nine months of 2018, net of farmout reimbursements, on working interest participation capital related primarily to Haynesville/Bossier wells in the Shelby Trough which were spud prior to the farmouts. Remaining capital expenditures related to pre-farmout wells are expected to be negligible.

Distributions

As previously reported, the Board of Directors of the general partner (the "Board") has approved cash distributions attributable to the third quarter of 2018 of $0.37 per unit for both common and subordinated units. This represents an approximate 10% increase to the distribution for common and subordinated unitholders from the previous quarter. The quarterly distribution coverage ratio attributable to the third quarter of 2018 was approximately 1.3x for all units. Distributions will be payable on November 21, 2018 to unitholders of record on November 14, 2018.

PepperJack Prospect Update

Late in the third quarter of 2018, Black Stone entered into an exploration agreement with a consortium of private exploration and production companies (the "Development Partners") to further delineate the PepperJack prospect targeting the Lower Wilcox formation in East Texas. Key provisions of the agreement include:

•
The Development Partners have reimbursed Black Stone for 100% of the drilling costs and will pay 75% of the testing and completion costs for the PepperJack A#1 well in exchange for a 75% working interest in that well;

•	Black Stone received cash for lease options covering Black Stone minerals and leases as well as an overriding royalty interest in the PepperJack prospect area;

•	The Development Partners will begin completion operations on PepperJack A#1 well in the fourth quarter of 2018, with Black Stone participating as a 25% working interest owner;

•
The Development Partners may elect to conduct a 3-D seismic survey covering the PepperJack prospect area following a successful completion of the PepperJack A#1 well, with the majority of Black Stone's pro rata costs related to such a survey to be carried by the Development Partners; and

•
Following interpretation of the 3-D seismic survey, the Development Partners can elect to begin a continuous development program within the PepperJack prospect area requiring a set number of wells per year. If the consortium elects not to develop the prospect, Black Stone is free to market the prospect (except for the PepperJack A#1 well to be retained by the owners thereof) to other operators.

Mr. Carter commented, "We've been talking about the potential of the lower part of the Wilcox formation for a number of years. We have a fair amount of high-net interest areas in the play. This agreement is another important step in getting that acreage tested, and if successful, quickly moving those assets into development by third-party operators."

Unit Repurchase Program

Subsequent to quarter-end, the Board authorized a $75 million unit repurchase program.

Regarding the unit repurchase program, Mr. Carter remarked, "Since our IPO, Black Stone has significantly increased its production and cash flow, while contemporaneously reducing its retained working interest exposure. We've also steadily increased our distribution to unitholders over that time frame, including the 10% increase we announced for the most recent quarter. The performance of our equity over the last year has not matched our operational and financial performance. While we expect to continue to find attractive acquisition opportunities, this program gives us another avenue to enhance value for our unitholders."

The unit repurchase program authorizes the Partnership to make repurchases on a discretionary basis as determined by management, subject to market conditions, applicable legal requirements, available liquidity, and other appropriate factors. All or a portion of any repurchases may be made under a Rule 10b5-1 plan, which would permit common units to be repurchased when the Partnership might otherwise be precluded from doing so under applicable laws. The repurchase program does not obligate the Partnership to acquire any particular amount of common units and may be modified or suspended at any time and could be terminated prior to completion. The Partnership will periodically report the number of common units repurchased. The program will be funded from the Partnership's cash on hand or through borrowings under the credit facility. Any repurchased units will be canceled.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2018 on Tuesday, November 6, 2018 at 9:00 a.m. Central Time. To join the call, participants should dial (877) 447-4732 and use conference code 6485996. A live broadcast of the call will also be available at http://investor.blackstoneminerals.com. A recording of the conference call will be available at that site through December 7, 2018.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states and 64 onshore basins in the continental United States.  The Partnership also owns and selectively participates as a non-operating working interest partner in established development programs, primarily on its mineral and royalty holdings.  The Partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that the Partnership expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as "will," "may," "should," "expect," "anticipate," "plan," "project," "intend," "estimate," "believe," "target," "continue," "potential," the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the Partnership’s ability to execute its business strategies;

•	the volatility of realized oil and natural gas prices;

•	the level of production on the Partnership’s properties;

•	regional supply and demand factors, delays, or interruptions of production;

•	the Partnership’s ability to replace its oil and natural gas reserves; and

•	the Partnership’s ability to identify, complete, and integrate acquisitions.
For an important discussion of risks and uncertainties that may impact our operations, see our annual and quarterly filings with the Securities and Exchange Commission, which are available on our website.

Information for Non-U.S. Investors

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Although a portion of Black Stone Minerals’ income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Black Stone Minerals’ distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Black Stone Minerals’ distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate, currently 37.0% for individuals.

Black Stone Minerals, L.P. Contact

Brent Collins

Vice President, Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

REVENUE
Oil and condensate sales	$82,712	$41,361	$232,920	$119,097
Natural gas and natural gas liquids sales	63,080	45,047	170,179	142,651
Lease bonus and other income	12,440	12,044	28,616	37,082
Revenue from contracts with customers	158,232	98,452	431,715	298,830
Gain (loss) on commodity derivative instruments	(18,514)	(9,341)	(68,194)	35,387
TOTAL REVENUE	139,718	89,111	363,521	334,217
OPERATING (INCOME) EXPENSE
Lease operating expense	4,229	4,569	12,767	12,906
Production costs and ad valorem taxes	17,641	11,549	46,939	35,314
Exploration expense	34	8	6,782	616
Depreciation, depletion, and amortization	29,273	29,204	88,135	84,483
General and administrative	22,083	17,305	60,416	51,998
Accretion of asset retirement obligations	278	260	820	760
(Gain) loss on sale of assets, net	—	—	(2)	(931)
TOTAL OPERATING EXPENSE	73,538	62,895	215,857	185,146
INCOME (LOSS) FROM OPERATIONS	66,180	26,216	147,664	149,071
OTHER INCOME (EXPENSE)
Interest and investment income	53	(9)	123	30
Interest expense	(5,518)	(4,172)	(15,319)	(11,660)
Other income (expense)	60	(1)	(1,046)	352
TOTAL OTHER EXPENSE	(5,405)	(4,182)	(16,242)	(11,278)
NET INCOME (LOSS)	60,775	22,034	131,422	137,793
Net (income) loss attributable to noncontrolling interests	(22)	20	(1)	27
Distributions on Series A redeemable preferred units	—	(666)	(25)	(2,452)
Distributions on Series B cumulative convertible preferred units	(5,250)	—	(15,750)	—
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS	$55,503	$21,388	$115,646	$135,368
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	29,188	16,371	71,037	83,989
Subordinated units	26,315	5,017	44,609	51,379
	$55,503	$21,388	$115,646	$135,368
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$0.27	$0.16	$0.67	$0.86
Weighted average common units outstanding (basic)	106,706	101,623	105,254	97,777
Per subordinated unit (basic)	$0.27	$0.05	$0.46	$0.54
Weighted average subordinated units outstanding (basic)	96,329	95,388	96,021	95,269
Per common unit (diluted)	$0.27	$0.16	$0.67	$0.86
Weighted average common units outstanding (diluted)	106,706	101,623	105,254	97,777
Per subordinated unit (diluted)	$0.27	$0.05	$0.46	$0.54
Weighted average subordinated units outstanding (diluted)	96,329	95,388	96,021	95,269
DISTRIBUTIONS DECLARED AND PAID:
Per common unit	$0.3375	$0.3125	$0.9625	$0.8875
Per subordinated unit	$0.3375	$0.2088	$0.7550	$0.5763

The following table shows the Partnership’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	1,251	911	3,623	2,597
Natural gas (MMcf)[1]	19,153	14,974	52,205	44,459
Equivalents (MBoe)	4,443	3,407	12,324	10,007
Equivalents/day (MBoe)	48.3	37.0	45.1	36.7
Revenue:
Oil and condensate sales	$82,712	$41,361	$232,920	$119,097
Natural gas and natural gas liquids sales[1]	63,080	45,047	170,179	142,651
Lease bonus and other income	12,440	12,044	28,616	37,082
Revenue from contracts with customers	158,232	98,452	431,715	298,830
Gain (loss) on commodity derivative instruments	(18,514)	(9,341)	(68,194)	35,387
Total revenue	$139,718	$89,111	$363,521	$334,217
Realized prices:
Oil and condensate ($/Bbl)	$66.12	$45.39	$64.29	$45.87
Natural gas ($/Mcf)[1]	3.29	3.01	3.26	3.21
Equivalents ($/Boe)	$32.81	$25.36	$32.71	$26.16
Operating expenses:
Lease operating expense	$4,229	$4,569	$12,767	$12,906
Production costs and ad valorem taxes	17,641	11,549	46,939	35,314
Exploration expense	34	8	6,782	616
Depreciation, depletion, and amortization	29,273	29,204	88,135	84,483
General and administrative	22,083	17,305	60,416	51,998
Per Boe:
Lease operating expense (per working interest Boe)	$2.99	$3.19	$3.27	$3.06
Production costs and ad valorem taxes	3.97	3.39	3.81	3.53
Depreciation, depletion, and amortization	6.59	8.57	7.15	8.44
General and administrative	4.97	5.08	4.90	5.20

[1]
As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental non-GAAP financial measures used by our management and external users of our financial statements such as investors, research analysts, and others, to assess the financial performance of our assets and our ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, and non-cash equity-based compensation. We define distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures, cash interest expense, and distributions to noncontrolling interests and preferred unitholders.
Adjusted EBITDA and distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles (“GAAP”) in the United States as measures of our financial performance.
Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA and distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(Unaudited) (In thousands, except per unit amounts)
Net income	$60,775	$22,034	$131,422	$137,793
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	29,273	29,204	88,135	84,483
Interest expense	5,518	4,172	15,319	11,660
Income tax expense	(2)	—	1,059	—
Accretion of asset retirement obligations	278	260	820	760
Equity–based compensation	9,596	7,675	24,947	18,614
Unrealized (gain) loss on commodity derivative instruments	8,718	14,320	47,733	(23,048)
Adjusted EBITDA	114,156	77,665	309,435	230,262
Adjustments to reconcile to distributable cash flow:
Deferred revenue	(1)	(701)	1,300	(1,670)
Cash interest expense	(5,287)	(3,946)	(14,571)	(10,999)
(Gain) loss on sale of assets, net	—	—	(2)	(931)
Estimated replacement capital expenditures[1]	(2,750)	(3,250)	(8,750)	(10,250)
Cash paid to noncontrolling interests	(47)	(24)	(161)	(90)
Preferred unit distributions	(5,250)	(666)	(15,775)	(2,452)
Distributable cash flow	$100,821	$69,078	$271,476	$203,870

Total units outstanding[2]	204,794	198,786
Distributable cash flow per unit	$0.492	$0.347
Common unit price as of November 2, 2018	$16.88
Implied distributable cash flow yield	11.7%

[1]
On June 8, 2017, the Board approved a replacement capital expenditure estimate of $13.0 million for the period of April 1, 2017 to March 31, 2018. On April 27, 2018, the Board approved a replacement capital expenditure estimate of $11.0 million for the period of April 1, 2018 to March 31, 2019.

[2]
The distribution attributable to the three months ended September 30, 2018 is estimated using 108,465,215 common units and 96,328,836 subordinated units as of October 31, 2018; the exact amount of the distribution attributable to the three months ended September 30, 2018 will be determined based on units outstanding as of the record date of November 14, 2018. Distributions attributable to the three months ended September 30, 2017 were calculated using 103,398,042 common units and 95,388,424 subordinated units as of the record date of November 17, 2017.